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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 2)*

                               724 Solutions Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  81788Q 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 16 pages
                            Exhibit Index on Page 14

CUSIP No. 81788Q 10 0                                         Page 2 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures VI, L.P. ("AV VI")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               465,942  shares,  except that AV Partners VI, L.P. ("AVP
BENEFICIALLY            VI"),  the  general  partner  of AV VI, may be deemed to
  OWNED BY              have sole  power to vote  these  shares,  and  Joseph C.
    EACH                Aragona ("Aragona"), Kenneth P. DeAngelis ("DeAngelis"),
  REPORTING             Jeffery  C.   Garvey   ("Garvey),   Edward  E.   Olkkola
   PERSON               ("Olkkola"), John D. Thornton ("Thornton") and Blaine F.
    WITH                Wesner  ("Wesner"),  the general partners of AVP VI, may
                        be deemed to have shared power to vote these shares.
                        --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        465,942 shares,  except that AVP VI, the general partner
                        of AV VI, may be deemed to have sole power to dispose of
                        these shares, and Aragona,  DeAngelis,  Garvey, Olkkola,
                        Thornton and Wesner, the general partners of AVP VI, may
                        be  deemed  to have  shared  power to  dispose  of these
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      465,942
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 81788Q 10 0                                         Page 3 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures VI Affiliates Fund, L.P. ("AV VI A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               13,104 shares,  except that AVP VI, the general  partner
BENEFICIALLY            of AV VI A, may be  deemed  to have  sole  power to vote
  OWNED BY              these shares, and Aragona,  DeAngelis,  Garvey, Olkkola,
    EACH                Thornton and Wesner, the general partners of AVP VI, may
  REPORTING             be deemed to have shared power to vote these shares.
   PERSON               --------------------------------------------------------
    WITH          6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        13,104 shares,  except that AVP VI, the general  partner
                        of AV VI A, may be deemed to have sole  power to dispose
                        of  these  shares,  and  Aragona,   DeAngelis,   Garvey,
                        Olkkola,  Thornton and Wesner,  the general  partners of
                        AVP VI, may be deemed to have shared power to dispose of
                        these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      13,104
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 81788Q 10 0                                         Page 4 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      AV Partners VI, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        479,046  shares,  of which 465,942 are directly owned by
  NUMBER OF             AV VI and 13,104 are directly  owned by AV VI A. AVP VI,
   SHARES               the general  partner of AV VI and AV VI A, may be deemed
BENEFICIALLY            to have sole power to vote these  shares,  and  Aragona,
  OWNED BY              DeAngelis,  Garvey,  Olkkola,  Thornton and Wesner,  the
    EACH                general partners of AVP VI, may be deemed to have shared
  REPORTING             power to vote these shares.
   PERSON               --------------------------------------------------------
    WITH          6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        479,046  shares,  of which 465,942 are directly owned by
                        AV VI and 13,104 are directly  owned by AV VI A. AVP VI,
                        the general  partner of AV VI and AV VI A, may be deemed
                        to have sole power to vote these  shares,  and  Aragona,
                        DeAngelis,  Garvey,  Olkkola,  Thornton and Wesner,  the
                        general partners of AVP VI, may be deemed to have shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      479,046
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 81788Q 10 0                                         Page 5 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Joseph C. Aragona
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               3,550 shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             479,046  shares,  of which 465,942 are directly owned by
   PERSON               AV VI and 13,104 are directly  owned by AV VI A. Aragona
    WITH                is a general  partner of AVP VI, the general  partner of
                        AV VI and AV VI A,  and may be  deemed  to  have  shared
                        power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        3,550 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        479,046 shares, of which 465,942 are directly owned by AV VI and 13,104 are directly owned by AV VI A. Aragona is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      482,596
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 81788Q 10 0                                         Page 6 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Kenneth P. DeAngelis
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               116 shares,  of which 11 are directly owned by DeAngelis
BENEFICIALLY            and 105 are directly  owned by DeAngelis,  Ltd., a Texas
  OWNED BY              limited  partnership,  and  DeAngelis,  the sole general
    EACH                partner of DeAngelis,  Ltd.,  may be deemed to have sole
  REPORTING             power to vote these shares.
   PERSON               --------------------------------------------------------
    WITH          6     SHARED VOTING POWER

                        479,046  shares,  of which 465,942 are directly owned by
                        AV  VI  and  13,104  are  directly  owned  by  AV  VI A.
                        DeAngelis  is a general  partner of AVP VI, the  general
                        partner  of AV VI and AV VI A, and may be deemed to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        116 shares,  of which 11 are directly owned by DeAngelis
                        and 105 are directly  owned by DeAngelis,  Ltd., a Texas
                        limited  partnership,  and  DeAngelis,  the sole general
                        partner of DeAngelis,  Ltd.,  may be deemed to have sole
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        479,046 shares, of which 465,942 are directly owned by AV VI and 13,104 are directly owned by AV VI A. DeAngelis is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      479,162
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 81788Q 10 0                                         Page 7 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jeffery C. Garvey
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               50 shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             479,046  shares,  of which 465,942 are directly owned by
   PERSON               AV VI and 13,104 are directly  owned by AV VI A.. Garvey
    WITH                is a general  partner of AVP VI, the general  partner of
                        AV VI and AV VI A,  and may be  deemed  to  have  shared
                        power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        50 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        479,046 shares, of which 465,942 are directly owned by AV VI and 13,104 are directly owned by AV VI A. Garvey is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      479,096
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 81788Q 10 0                                         Page 8 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Edward E. Olkkola
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        61 shares, of which 46 are directly owned by Olkkola and
                        15  are  directly  owned  by  Rock  Harbor,   an  entity
  NUMBER OF             controlled by Olkkola, and Olkkola may be deemed to have
   SHARES               sole power to vote these shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             479,046  shares,  of which 465,942 are directly owned by
   PERSON               AV VI and 13,104 are directly  owned by AV VI A. Olkkola
    WITH                is a general  partner of AVP VI, the general  partner of
                        AV VI and AV VI A,  and may be  deemed  to  have  shared
                        power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        61 shares, of which 46 are directly owned by Olkkola and
                        15  are  directly  owned  by  Rock  Harbor,   an  entity
                        controlled by Olkkola, and Olkkola may be deemed to have
                        sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        479,046 shares, of which 465,942 are directly owned by AV VI and 13,104 are directly owned by AV VI A. Olkkola is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      479,107
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 81788Q 10 0                                         Page 9 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      John D. Thornton
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               0 shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             479,046  shares,  of which 465,942 are directly owned by
   PERSON               AV VI and 13,104 are directly owned by AV VI A. Thornton
    WITH                is a general  partner of AVP VI, the general  partner of
                        AV VI and AV VI A,  and may be  deemed  to  have  shared
                        power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        479,046 shares, of which 465,942 are directly owned by AV VI and 13,104 are directly owned by AV VI A. Thornton is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      479,046
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 81788Q 10 0                                        Page 10 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Blaine F. Wesner
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               106 shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             479,046  shares,  of which 465,942 are directly owned by
   PERSON               AV VI and 13,104 are  directly  owned by AV VI A. Wesner
    WITH                is a general  partner of AVP VI, the general  partner of
                        AV VI and AV VI A,  and may be  deemed  to  have  shared
                        power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        106 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        479,046 shares, of which 465,942 are directly owned by AV VI and 13,104 are directly owned by AV VI A. Wesner is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      479,152
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 81788Q 10 0                                        Page 11 of 16 Pages
--------------------------------------------------------------------------------


         This statement amends the Statement on Schedule 13G previously filed by Austin Ventures VI, L.P., Austin Ventures VI Affiliates Fund, L.P., Joseph C. Aragona, Kenneth P. DeAngelis, Jeffery C. Garvey, Edward E. Olkkola, John D. Thornton and Blaine F. Wesner. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 2.

Item 4.      Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this statement is provided as of December 31, 2003.

         (a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

         (b)      Percent of class:  See Row 11 of cover page for each Reporting
                  Person.

         (c)      Number of shares as to which the person has:

                  (i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.

                  (ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.

                  (iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

CUSIP No. 81788Q 10 0                                        Page 12 of 16 Pages
--------------------------------------------------------------------------------

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2004


AUSTIN VENTURES VI, L.P.                /s/ Kevin Kunz
By AV Partners VI, L.P.,                ---------------------------------------
Its General Partner                     Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES VI AFFILIATES FUND, L.P./s/ Kevin Kunz
By AV Partners VI, L.P.,                ---------------------------------------
Its General Partner                     Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact





AV PARTNERS VI, L.P.                    /s/ Kevin Kunz
                                        ---------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact




JOSEPH C. ARAGONA                      /s/ Kevin Kunz
                                       ---------------------------------------
                                       Signature

                                       Kevin Kunz
                                       Chief Financial Officer/Attorney-In-Fact




KENNETH P. DeANGELIS                   /s/ Kevin Kunz
                                       ---------------------------------------
                                       Signature

                                       Kevin Kunz
                                       Chief Financial Officer/Attorney-In-Fact

CUSIP No. 81788Q 10 0                                        Page 13 of 16 Pages
--------------------------------------------------------------------------------


JEFFERY C. GARVEY                      /s/ Kevin Kunz
                                       ---------------------------------------
                                       Signature

                                       Kevin Kunz
                                       Chief Financial Officer/Attorney-In-Fact




EDWARD E. OLKKOLA                      /s/ Kevin Kunz
                                       ---------------------------------------
                                       Signature

                                       Kevin Kunz
                                       Chief Financial Officer/Attorney-In-Fact




JOHN D. THORNTON                       /s/ Kevin Kunz
                                       ---------------------------------------
                                       Signature

                                       Kevin Kunz
                                       Chief Financial Officer/Attorney-In-Fact




BLAINE F. WESNER                       /s/ Kevin Kunz
                                       ---------------------------------------
                                       Signature

                                       Kevin Kunz
                                       Chief Financial Officer/Attorney-In-Fact

CUSIP No. 81788Q 10 0                                        Page 14 of 16 Pages
--------------------------------------------------------------------------------


                                  EXHIBIT INDEX


                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------
Exhibit A: Agreement of Joint Filing                                   15
Exhibit B: Reference to Kevin Kunz as Attorney-In-Fact                 16

CUSIP No. 81788Q 10 0                                        Page 15 of 16 Pages
--------------------------------------------------------------------------------


                                    EXHIBIT A


                            Agreement of Joint Filing

         The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of 724 Solutions Inc. shall be filed on behalf of each of the Reporting Persons.

         Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

CUSIP No. 81788Q 10 0                                        Page 16 of 16 Pages
--------------------------------------------------------------------------------


                                    EXHIBIT B

                   REFERENCE TO KEVIN KUNZ AS ATTORNEY-IN-FACT


         Kevin Kunz has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.